Exhibit 19

CHENIERE ENERGY, INC. POLICY ON INSIDER TRADING AND COMPLIANCE Effective: November 17, 2023

Updated November 17, 2023

Policy on Insider Trading and Compliance
It is the policy of Cheniere Energy, Inc. (“Cheniere”) and its subsidiaries (collectively, the “Company”) to comply fully with all federal and state securities laws applicable to transactions in Company securities. It is the policy of the Company that neither the Company, nor any Covered Person (defined below), may trade in any security issued by the Company, or any option or similar right to buy or sell such a security, while in possession of material nonpublic information regarding the Company. In addition, every Covered Person must maintain the confidentiality of material nonpublic information regarding the Company that he or she may possess and shall not give advice or make recommendations regarding investments in the Company based on material nonpublic information. It is further the policy of the Company that no Covered Person may, while in possession of material nonpublic information about another company received in the course of the Covered Person performing his or her duties on behalf of the Company, trade in the securities of the other company or disclose nonpublic information to any other person. For purposes of this policy, a “trade” or “transaction” includes any purchase, sale, gift, or similar exchange.
In furtherance of this policy, the Company has appointed the Chief Legal Officer of Cheniere as the “Compliance Officer.” The Compliance Officer shall assist (1) members of the Board of Directors (the “Directors”), (2) Cheniere’s Section 16 officers1 (the “Section 16 Officers”), (3) the employees of the Company designated by the Compliance Officer (“Designated Persons”) and (4) all other employees of the Company (the “Employees” and collectively with the Directors, Section 16 Officers and Designated Persons, the “Covered Persons”) with compliance with this policy. In this regard, the Company depends upon the conduct and diligence of the Covered Persons, in both their professional and personal capacities, to ensure full compliance with this policy.
Every Covered Person has the personal obligation and responsibility to comply with this policy and to ensure that Related Persons (defined below) comply with this policy. The existence of a personal financial emergency does not excuse compliance with this policy. The Securities and Exchange Commission (“SEC”) takes the position that the mere fact a person knows of inside information is a prohibition on trading. Thus, there is no excuse for trading while a Covered Person is in possession of inside information.
Information Deemed Public. Information is not deemed public until at least 48 hours, which 48 hours must include not less than one trading day, after it has been disclosed by the Company (a) in a press release, (b) on a Current Report on Form 8-K or other public filing with the SEC, (c) on a publicly-accessible conference call for which adequate notice to the public was given, or (d) by another method reasonably expected to effect a broad and non-exclusionary distribution of
1    The term “officer” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) is defined to mean an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer. If pursuant to Item 401(b) of Regulation S-K the issuer identifies a person as an “executive officer,” it is presumed that the Board of Directors has made that judgment and that the persons so identified are the officers for purposes of Section 16 of the Exchange Act, as are such other persons enumerated above.
Updated November 17, 2023

information to the public. For example, if the Company were to make an announcement on a Monday, Covered Persons shall not trade in Company securities until at least Wednesday (or Thursday depending on the time of the announcement), and may only trade if they do not possess material nonpublic information at that time.
Safeguarding Material Information. During the period that material information relating to the business or affairs of the Company is unavailable to the general public, it must be kept in strict confidence. Accordingly, such “inside” or “material nonpublic” information should be discussed only with Company personnel who have a “need to know” such information, and should be confined to as small a group as possible with the exercise of the utmost care and circumspection. Thus, conversations in public places, such as elevators, restaurants, taxis and airplanes should be limited to matters that do not involve information of a sensitive or confidential nature.
Necessity for Authorized Release. This prohibition against the disclosure of inside information of the Company applies specifically, but not exclusively, to inquiries about the Company that may be made by the financial press, shareholders, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances (generally through the Chief Financial Officer and other designated Investor Relations personnel). Unless expressly authorized to the contrary, Covered Persons should decline comment on any inquiries regarding the Company from the media, shareholders, analysts and other outsiders and refer the inquirer to the Compliance Officer. The foregoing policy is in addition to any prohibitions set forth in any confidentiality agreement Covered Persons may have with the Company.
General Open Trading Windows. Covered Persons may only trade in Company securities during a general “open trading window.” This general open trading window begins 48 hours, which 48 hours must include not less than one trading day, after the Company issues its earnings release for any given quarter and ends at the close of market on the 1st day following the subsequent quarter. All other times outside of the open trading window are considered to be “blackout periods” when trading is not permitted. The existence of a general open trading window should not be considered a “safe harbor” for trading in Company securities, and all Covered Persons should use good judgment at all times.
Special Blackout Periods. There may be occasions when the Company imposes a temporary blackout on trading applicable to all Covered Persons or to Covered Persons designated by the Compliance Officer, such as when the Company plans to issue interim earnings guidance or is engaged in discussions regarding a significant business combination. If a Covered Person is made subject to a special blackout period, he or she may not engage in any transaction involving Company securities until advised that the special blackout period has been terminated. Covered Persons must keep information related to the events giving rise to a special blackout period and the existence of such special blackout period confidential from all other persons. The failure of the Compliance Officer to designate an employee as being subject to a special blackout period will not relieve that person of the obligation not to trade while aware of material nonpublic information. The absence of a special blackout period should not be considered a “safe harbor” for trading in Company securities, and all Covered Persons should use good judgment at all times.

Updated November 17, 2023

Prohibition on Trading in Derivatives and Commodities. In order to avoid any appearance that Covered Persons or their Related Persons are speculating in Company securities, hedging or in-and-out trading involving holding of Company securities for brief periods is prohibited. In addition, no Covered Person may, directly or indirectly, (1) trade in options, warrants, puts, calls, forward contracts or similar instruments on Company securities; or (2) engage in “short sales” or “sales against the box” of Company securities, which are legally prohibited for certain Covered Persons in all events. Additionally, no Covered Person may, directly or indirectly, trade in natural gas or liquefied natural gas futures or options.
Prohibition on Pledging Company Securities. Directors and Section 16 Officers are prohibited from holding any Company securities in a margin account or otherwise pledging any Company securities as collateral for a loan.
Prohibition on Tipping. It is illegal for an insider to disclose or “tip” material nonpublic information about the Company or another company to any third party who then trades based on the information. The person who receives such material nonpublic information, or the “tippee,” is prohibited by law from making financial transactions based on the material nonpublic information received. The concept of tipping includes passing on material nonpublic information to friends or family members, whether or not under circumstances that suggest that the insider was trying to help them make a profit or avoid a loss. The concept of tipping can also include making recommendations, “signalling,” or expressing opinions about trading, while aware of material nonpublic information. There is, therefore, a need to exercise care when speaking with other Company personnel who do not have a “need to know,” and when communicating with family, friends and other persons not associated with the Company.
Gifts. Covered Persons are not permitted to gift Company securities outside of a general open trading window except (1) to immediate family members, provided that Company securities gifted to such immediate family members are subject to the restrictions of this policy and may not be traded outside of an open trading window, and (2) subject to the prior approval of the Compliance Officer on a case-by-case basis, to a charitable, educational, or religious institution, or other exempt organization as defined in Internal Revenue Code §501(c), provided that the recipient is unaffiliated with the donor and will be notified not to dispose of the Company securities until the next unrestricted trading period.
Policy Applicable to Related Persons. Each Covered Person shall be responsible for the compliance with this policy by (a) individuals (including but not limited to Family Members of such Covered Person) who reside with such Covered Person, and (b) Family Members of such Covered Person who do not reside with such Covered Person but whose transactions in Company securities are directed by such Covered Person and/or are subject to the influence or control of such Covered Person (such as parents or children who consult with such Covered Person before they trade in Company securities) (each of the foregoing persons under (a) and/or (b), a “Related Person”). A “Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. This policy also applies to any entities that a Covered Person controls, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this policy and applicable securities laws as if they were for such Covered Person’s own account.

Updated November 17, 2023

Section 16 Reporting Obligations. The Compliance Officer will assist or arrange for assistance to all Directors and Section 16 Officers (collectively, “Section 16 Insiders”) who request assistance in the preparation and filing of their Form 3, Form 4 and Form 5 reports, which generally must be filed within 2 business days after consummation of the transaction (including gifts). The Compliance Officer will be available to answer any questions regarding compliance with Section 16. If a Section 16 Insider requests the Company’s assistance with his or her Section 16 filings, such Section 16 Insider must sign a power of attorney and provide it to the Compliance Officer immediately. Each Section 16 Insider is solely responsible for his or her own filings under Section 16.
Rule 144 Sales. Directors and Section 16 Officers generally may only resell Company securities on the open market pursuant to Rule 144. Rule 144 requires compliance with a number of technical and complicated requirements and the filing of a Form 144 in connection with sales. The broker typically files the Form 144 on behalf of the Section 16 Insider. Accordingly, after consulting with the Compliance Officer, the Section 16 Insider should inform the broker that the sale is being made by a Section 16 Insider, and confirm that the broker will file a Form 144 in advance of the sale (in practice, generally concurrently with the earliest sale covered by the form). Filing a Form 144 is a necessary element of complying with Rule 144. Please contact the Compliance Officer with questions regarding compliance with Rule 144.
Pre-Clearance of Transactions Involving Company Securities. For Directors and Section 16 Officers, opposite-way trades within a six-month period may result in confiscation of any profit realized pursuant to the “short-swing” profit provisions of the federal securities laws. No Director, Section 16 Officer or Designated Person may engage in any transaction or arrangement involving Company securities (including an option exercise, gift or loan, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Compliance Officer. In addition, “cashless exercises” of options by Covered Persons may require special treatment and must be pre-cleared by the Compliance Officer. Pre-clearance of a transaction is valid only for a 48-hour period.
Exceptions to the Trading Restrictions in this Policy. The trading restrictions in this policy, including blackout periods and pre-clearance requirements, do not apply to transactions in Company Securities made in accordance with a properly qualified, adopted and pre-approved Rule 10b5-1 trading plans (discussed below). The SEC permits trades to be executed even if the securityholder is aware of material nonpublic information if the trade is executed pursuant to a written trading plan that meets the applicable SEC rules and regulations for such plans.
Pre-Clearance of 10b5-1 Trading Plans. If a Director, Section 16 Officer or Designated Person wishes to implement, modify or terminate a Rule 10b5-1 trading plan, the Company requires that they first pre-clear the trading plan, modification or termination with the Compliance Officer. A Director, Section 16 Officer or Designated Person may enter into, modify or terminate a Rule 10b5-1 trading plan only in good faith and at a time when they are not in possession of material nonpublic information. Further, a Director, Section 16 Officer or Designated Person may not enter into, modify or terminate a Rule 10b5-1 trading plan during a blackout period. Upon adoption, a written copy of the Rule 10b5-1 trading plan and any modifications thereto must be delivered to the Chief Legal Officer within five business days of its adoption and signing.

Updated November 17, 2023

A Covered Person who has established a Rule 10b5-1 trading plan is prohibited from engaging in any transactions that (a) have the effect of modifying the plan (e.g., trades that would reduce the number of shares available for sale under the plan due to applicable volume limitations on trading) and (b) reduce or eliminate the economic consequences of the transactions under the plan (e.g., hedging transactions).
The Company strongly recommends that a person seeking to adopt, modify or terminate a Rule 10b5-1 trading plan consult an attorney prior to the adoption, modification or termination of such plan. The Company does not undertake any obligation to ensure that a trading plan presented to the Company complies with Rule 10b5-1.
Termination of Service. Covered Persons may not trade in Company securities after termination of service with the Company if they are aware of material nonpublic information until that information has become public or is no longer material. In all other respects, the prohibitions regarding trading will cease to apply to transactions in Company securities upon the expiration of any blackout period in effect at the time of a Covered Person’s termination of service. However, Section 16 and Rule 144 may continue to apply to Directors and Section 16 Officers, and therefore the Company’s pre-clearance policies will apply to Directors and Section 16 Officers until 6 months after termination of service.
Liability and Consequences. The penalties under the securities laws for violating the insider trading provisions are severe. The courts can levy treble damages, fines and criminal penalties (including prison terms) against persons who misuse inside information in connection with the purchase or sale of a security or who reveal confidential information to others who then trade on the basis of that information. Moreover, there may be adverse consequences for the Company and its controlling persons if action is not taken to prevent insider trading violations by persons under their control. Given the extremely serious nature of any violation of this policy, the Company wishes to make clear that any person found to have committed such a violation will be subject to dismissal and to possible claims for any damages sustained by the Company as a result of the person’s illicit activities, whether or not the person violated federal securities laws.
Questions. Every Covered Person will be provided with a copy of this policy. Please contact the Compliance Officer regarding any questions with respect to this policy or the attachments hereto.
Covered Person Certification. All Covered Persons must sign, date and return the attached certification stating that they received this policy and agree to comply with it. All Covered Persons are bound by this policy, regardless of whether they sign the certification. Please return the enclosed certification to the Compliance Officer immediately.
This Policy on Insider Trading and Compliance (1) states a policy of the Company and is not intended to be regarded as the rendering of legal advice and (2) is not the Company’s Code of Business Conduct and Ethics.

Updated November 17, 2023

COMPLIANCE CERTIFICATION
I certify that I have read and understand, and agree to comply in full with, the Policy on Insider Trading and Compliance for Cheniere Energy, Inc. and its subsidiaries (the “Insider Trading Policy”), copies of which were distributed with this certification. I understand that the Compliance Officer is available to answer any questions regarding the Insider Trading Policy.

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